PRESS RELEASE

Innospec AUTHORIZES ADDITIONAL SHARE REPURCHASES

Newark, Del. -- December 4, 2006 -- Innospec Inc. (NASDAQ: IOSP) today announced that its board of directors has authorized the repurchase of up to $20 million in Innospec common stock, depending on market conditions.

In addition, the board authorized a further Rule 10b5-1 repurchase plan for up to $2.5 million to facilitate stock repurchases under this program. Innospec successfully completed three similar plans earlier this year, which, together with other repurchases resulted in the Company buying back a total of 621,823 shares for $15.5 million. The new plan will begin on December 5, 2006.

Paul Jennings, Innospec's President and Chief Executive Officer, said, "These decisions authorizing our fourth 10b5-1 plan this year and $20 million in discretionary share repurchases reflect Innospec's strong financial position and ongoing commitment to building shareholder value."

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with almost 1,000 employees in 23 countries. Innospec divides its operations into three distinct business areas: Fuel Specialties, Performance Chemicals, and Octane Additives. Together, the three businesses manufacture and supply a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Performance Chemicals business includes a range of companies that manufacture performance chemicals used in the manufacture of such items as personal care products, household detergents and crop protection chemicals as well as in the plastics, paper, metal plating and oil industries. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements which address operating performance, events or developments that we expect or anticipate will occur in the future. Although such statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on forward-looking statements, which are subject to certain risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Risks, assumptions and uncertainties include, without limitation, the outcome of the Company's disputes with Ethyl and the impact on the Company's tetra ethyl lead business related thereto, changes in the terms of trading with significant customers or gain or loss thereof, the effects of changing government regulations and economic and market conditions, competition and changes in demand and business and legal risks inherent in non-U.S. activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, government investigations, material fines or other penalties resulting from the Company's voluntary disclosure to the Office of Foreign Assets Control of the U.S. Department of the Treasury and other risks, uncertainties and assumptions identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and those identified in the Company's other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Kate Davison

Innospec Inc.

+44-151-348-5825

Kate.Davison@innospecinc.com

Mark Harrop

RF|Binder Partners

+1-212-994-7533

Mark.Harrop@RFBinder.com